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EXHIBIT 21

SUBSIDIARIES OF PATRIOT NATIONAL BANCORP, INC.

Patriot National Bank, a national banking association

PinPat Acquisition Corp.

Patriot National Statutory Trust I

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SUBSIDIARIES OF PATRIOT NATIONAL BANCORP, INC.